Exhibit 99.1

Buckeye’s Fourth Quarter and Fiscal Year 2012 Results

Record sales and earnings for Fiscal Year 2012

Share repurchases totaled $33 million (3% of outstanding shares) for the year

Adjusted 4Q EPS* of $0.66 compared to $0.68 in 4Q-FY11

Foley outage reduced 4Q EPS by $0.06

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 7, 2012--Buckeye Technologies Inc. (NYSE:BKI) today announced record sales and earnings for fiscal year 2012. Net sales for the year (adjusted to exclude discontinued Americana operations) were $895 million, a new record and up $14 million or 2% compared to fiscal 2011, as higher selling prices offset a $10MM sales reduction due to the divestiture of our King converting business and lower shipment volumes from both our Foley wood specialty mill and our nonwovens business. Adjusted net income* for the 2012 fiscal year was a record $111 million, or $2.76 per share, compared to $91 million or $2.23 per share in fiscal 2011. The growth in adjusted net income was due to significantly higher selling prices for our high-end specialty wood and cotton fiber products which more than offset the impact of lower fluff pulp prices. Net income also benefited in fiscal year 2012 from reduced selling, research and administrative expenses and lower interest expense.

Fourth quarter adjusted net income* was $26.2 million or $0.66 per share. This excludes net after-tax charges of $2.8 million, or $0.08 per share, primarily relating to the sale of our Americana, Brazil cotton linter pulp plant and adjustments relating to the cellulosic biofuel credit. Adjusted net income* was off slightly compared to the prior year period’s $27.8 million or $0.68 per share, which excluded an after-tax non-cash asset impairment charge of $13.0 million, or $0.32 per share, relating to plans to close our Canadian nonwovens plant by the end of December 2012 as well as other special items of $0.6 million or $0.01 per share.

Net sales were $225 million for the fourth quarter of fiscal 2012, down $24 million or 10% versus record net sales of $249 million in the fourth quarter of fiscal 2011 (which have been adjusted to exclude discontinued Americana operations). About $5 million of the reduction in sales was related to the divestiture of our King converting business. Sales from our Foley specialty wood plant were down $10 million due to lower shipment volume. Last year’s sales benefited from significant shipments from inventory. Sales from the Memphis specialty cotton plant were off $5 million due to supply chain inventory corrections and lower growth projections in the LED TV market. In spite of the reduction in sales revenue and the $0.06 negative earnings impact of the June steam drum failure outage at Foley, adjusted EPS* of $0.66 was only down by $0.02 per share compared to the year ago quarter. Higher selling prices in Specialty Fibers, lower costs and the elimination of underperforming businesses offset most of the impact of lower sales revenue and the June production outage. We generated $50 million in free cash flow* during the quarter, including $6 million in net proceeds from the sale of our Americana assets. We repurchased 750,000 shares ($22 million) during the quarter, bringing total year repurchases to 1.2 million shares ($33 million), or 3% of outstanding shares at the beginning of the year. We also reduced debt by $12 million to $59 million. At the end of the quarter our cash and short term investments stood at $47 million.

Comparing the fourth quarter to the third quarter of fiscal 2012, sales were up $8 million or 4% primarily due to a 20% increase in shipment volume in our nonwovens segment. Adjusted EPS* of $0.66 was down $0.01 versus the third quarter as increased shipment volume, favorable shipment mix, and falling cotton linter prices mostly offset the $0.06 negative impact of the June outage at Foley.

Chairman and Chief Executive Officer John B. Crowe said, “Fiscal year 2012 was another year of record sales and earnings. During the year, we continued to generate significant cash flow, allowing us to invest in high rate of return capital projects, return cash to our shareholders through dividends and share repurchases, and essentially eliminate our debt. With a strong operating performance and actions taken to address underperforming assets, we delivered a return on invested capital (ROIC) in fiscal year 2012 of 16.5%, well above our cost of capital. While Buckeye is well positioned to continue to increase shareholder value, we believe that global economic uncertainty may generate a headwind for us in fiscal 2013.”

“Our fourth quarter results were significantly impacted by the steam drum failure and resulting production outage at our Foley facility in late June. Returning both lines to operation in just 17 days was a remarkable accomplishment by our organization.“

Buckeye has scheduled a conference call for Wednesday morning, August 8, at 11:00 a.m. ET to discuss fourth quarter and fiscal year performance. Persons interested in listening by telephone may dial in at (877) 852-6573 within the United States. International callers should dial (719) 325-4834. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for Buckeye and the demand for its products, the results and timing of Buckeye’s strategic investments and growth opportunities and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Buckeye’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income”, “adjusted net income”, “adjusted earnings per share”, “free cash flow” and are equal to net income, pre-tax income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits (AFMC) and cellulosic biofuel credits (CBC), goodwill and long-term asset impairment cost, and restructuring cost.

($ in Millions)	Q4-2012	Q4-2011	Q3-2012	FY-2012	FY-2011
Operating income
Operating income in accordance with GAAP	40.0	32.1	41.6	164.0	134.5
Special items:
Restructuring costs	---	0.1	0.2	0.3	1.1
Asset and Goodwill impairment	0.3	13.0	0.1	4.5	13.0
Adjusted operating income (Excludes Americana)	40.3	45.2	41.9	168.8	148.6

Net income
Net income in accordance with GAAP	23.4	14.1	25.8	84.9	124.3
Special items, after-tax:
Restructuring costs	1.2	0.1	0.7	2.0	1.0
AFMC / CBC	1.8	0.6	0.4	(5.3)	(49.9)
Early Extinguishment of Debt					2.4
Asset and Goodwill impairment	(0.2)	13.0	0.1	29.5	13.0
Adjusted net income	26.2	27.8	27.0	111.0	90.8

Earnings per share (EPS)
EPS in accordance with GAAP	$0.58	$0.35	$0.64	$2.11	$3.05
Special items, after-tax, per share:
Restructuring costs	0.03	---	0.02	0.05	0.02
AFMC / CBC	0.05	0.01	0.01	(0.14)	(1.22)
Early Extinguishment of Debt					0.06
Asset and Goodwill Impairment	---	0.32	---	0.74	0.32
Adjusted EPS	$0.66	$0.68	$0.67	$2.76	$2.23

($ in Millions)	Q4-2012	Q4-2011	Q3-2012	FY-2012	FY-2011
Free Cash Flow
Net cash provided by operating activities	82.8	68.0	31.0	171.8	212.0
Purchases of property, plant & equipment / Other	(38.9)	(16.4)	(22.2)	(85.4)	(57.8)
Proceeds from sale of assets	6.1	---	5.7	11.8	----
Free Cash Flow	50.0	51.6	14.5	98.2	154.2

Loss from Discontinued Operations

* As a result of the disposition of our Americana operations in Q4 2012 and resulting end to our continuing involvement with the inclusion of the waste water treatment facilities in the assets that were sold, we believe the results of the operations for this business, including the loss recognized from the sale and less applicable income taxes (benefit), should be reported in discontinued operations in our consolidated income statement. Additionally, we will report the results of prior periods for this component within discontinued operations for all years presented in our consolidated income statement in our 2012 Form 10-K. The table below shows the detail behind the loss from discontinued operations for each period reported in the press release financial statements.

($ in Millions)	Q4-2012	Q4-2011	Q3-2012	FY-2012	FY-2011
Net Sales	0.0	7.3	0.0	14.3	24.8
COGS	0.3	8.5	0.3	14.9	29.3
Gross Margin	(0.3)	(1.2)	(0.3)	(0.6)	(4.4)
Asset Impairment Cost	0.1	0.0	0.0	49.2	0.0
Restructuring Costs	1.8	0.0	0.9	2.7	0.0
Operating Income	(2.2)	(1.2)	(1.2)	(52.5)	(4.4)
Net Interest Expense (Income)	(0.1)	0.0	(0.1)	(0.5)	(0.1)
Foreign Exchange & Other	0.3	0.0	0.1	0.2	0.2
Earnings before Tax	(2.4)	(1.2)	(1.2)	(52.2)	(4.5)
Income tax expense (Benefit)	(0.5)	0.0	0.0	(23.3)	0.0
Loss from Discontinued Operations	(1.9)	(1.2)	(1.2)	(28.9)	(4.5)

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Year Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net sales	$224,940	$217,065	$248,626	$894,881	$880,428
Cost of goods sold	171,877	163,903	187,801	677,396	678,234
Gross margin	53,063	53,162	60,825	217,485	202,194
Gross margin as a percentage of sales	23.6%	24.5%	24.5%	24.3%	23.0%

Selling, research and administrative expenses	12,257	10,761	15,096	46,704	51,705
Amortization of intangibles and other	510	515	513	2,021	1,966
Asset impairment loss	329	92	13,007	2,094	13,007
Goodwill impairment loss	-	-	-	2,425	-
Restructuring costs	-	233	85	234	1,082
Other operating income	-	(32)	-	(32)	(63)

Operating income	39,967	41,593	32,124	164,039	134,497

Net interest expense and amortization of debt costs	(547)	(1,240)	(1,748)	(6,257)	(8,769)
Early extinguishment of debt	-	-	-	-	(3,649)
Foreign exchange and other	301	(280)	(31)	386	(1,506)
Income before income taxes	39,721	40,073	30,345	158,168	120,573
Income tax expense (benefit)	14,482	13,052	15,041	44,418	(8,233)
Income from continuing operations	25,239	27,021	15,304	113,750	128,806
Loss from discontinued operations	(1,889)	(1,176)	(1,207)	(28,887)	(4,538)
Net income	$23,350	$25,845	$14,097	$84,863	$124,268

Computation of diluted earnings per share under the two-class method:

Net income attributable to shareholders	$23,350	$25,845	$14,097	$84,863	$124,268
Less: Distributed and undistributed income allocated to participating securities (nonvested stock)	(284)	(371)	(203)	(1,180)	(2,150)
Distributed and undistributed income available to shareholders	$23,066	$25,474	$13,894	$83,683	$122,118

Diluted weighted average shares outstanding	39,466	39,816	40,118	39,710	40,003

Income per share from continuing operations	$0.63	$0.67	$0.38	$2.84	$3.16
Loss per share from discontinued operations	(0.05)	(0.03)	(0.03)	(0.73)	(0.11)
Diluted earnings per share	$0.58	$0.64	$0.35	$2.11	$3.05

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30	March 31	June 30
	2012	2012	2011
Current assets:
Cash and cash equivalents	$38,284	$37,167	$30,494
Short term investments	8,813	-	-
Accounts receivable, net	126,705	130,803	140,582
Inventories	90,183	111,129	91,024
Deferred income taxes and other	28,649	45,828	12,216
Total current assets	292,634	324,927	274,316

Property, plant and equipment, net	492,109	481,474	530,468
Goodwill	-	-	2,425
Deferred income taxes	41,924	22,004	32,741
Intellectual property and other, net	13,193	13,713	29,901
Total assets	$839,860	$842,118	$869,851

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$40,600	$34,148	$41,437
Accrued expenses	51,228	49,161	71,722
Other current liabilities	-	311	-
Total current liabilities	91,828	83,620	113,159

Long-term debt	58,578	70,139	96,921
Deferred income taxes	4,451	5,503	7,968
Other liabilities	87,132	72,193	72,506
Stockholders' equity	597,871	610,663	579,297
Total liabilities and stockholders' equity	$839,860	$842,118	$869,851

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Year Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
OPERATING ACTIVITIES
Net income	$23,350	$25,845	$14,097	$84,863	$124,268
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation	12,091	12,228	13,146	50,136	50,030
Amortization	665	670	668	2,641	2,629
Loss on early extinguishment of debt	-	-	-	-	3,649
Asset impairment loss	465	92	13,007	51,268	13,007
Loss on goodwill impairment	-	-	-	2,425	-
Deferred income taxes	(1,675)	434	(591)	(17,382)	(81,565)
Noncurrent AFMC refund payable	(3,648)	-	(1,650)	10,247	39,494
Provision for bad debts	37	(698)	(124)	(57)	(198)
Excess tax benefit from stock based compensation	(1,367)	(1,142)	(1,667)	(4,062)	(2,495)
Stock-based compensation expense	868	1,166	1,224	4,245	4,594
Loss on disposal of equipment	954	(118)	387	1,602	1,297
Other	2,107	110	(401)	1,861	(492)
Change in operating assets and liabilities:		-
Accounts receivable	3,114	2,897	(1,174)	6,548	(14,805)
Income tax receivable	-	-	1,460	-	68,356
Inventories	20,227	(6,553)	7,182	(5,119)	(13,532)
Other assets	(2,889)	6,580	31	803	122
Accounts payable and other liabilities	28,503	(5,944)	22,442	(18,256)	17,643
Net cash provided by operating activities	82,802	35,567	68,037	171,763	212,002

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(38,734)	(21,907)	(16,175)	(84,940)	(57,307)
Proceeds from sale of assets held for sale	6,085	5,675	-	11,760	-
Purchase of short term investments	(9,213)	-	-	(9,213)	-
Other	(128)	(227)	(287)	(481)	(471)
Net cash used in investing activities	(41,990)	(16,459)	(16,462)	(82,874)	(57,778)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(11,561)	(16,701)	(39,649)	(38,343)	(609)
Payments on long term debt	-	-	-	-	(140,000)
Payments for debt issuance costs	-	-	-	-	(2,586)
Payments related to early extinguishment of debt	-	-	-	-	(1,984)
Purchase of treasury shares	(22,327)	-	(9,799)	(32,916)	(9,799)
Cash used to settle net share equity awards	(1,057)	-	(1,186)	(1,526)	(1,186)
Net proceeds from sale of equity interests	253	1,161	677	3,054	4,011
Excess tax benefit from stock based compensation	1,367	1,142	1,667	4,062	2,495
Payment of dividend	(3,164)	(2,808)	(2,012)	(10,756)	(7,252)
Net cash used in financing activities	(36,489)	(17,206)	(50,302)	(76,425)	(156,910)

Effect of foreign currency rate fluctuations on cash	(3,206)	(733)	1,429	(4,674)	11,059

Increase in cash and cash equivalents	1,117	1,169	2,702	7,790	8,373
Cash and cash equivalents at beginning of period	37,167	35,998	27,792	30,494	22,121
Cash and cash equivalents at end of period	$38,284	$37,167	$30,494	$38,284	$30,494

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Year Ended
SEGMENT RESULTS	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Specialty Fibers
Net sales	$170,950	$169,989	$186,609	$686,733	$648,487
Operating income (a)	39,106	40,611	43,828	165,441	147,544
Depreciation and amortization (b)	7,670	7,854	7,766	31,033	30,124
Total assets	486,328	488,190	517,866	486,328	517,866
Capital expenditures	33,368	19,501	12,726	73,364	49,526

Nonwoven Materials
Net sales	$61,827	$54,188	$69,896	$239,007	$264,931
Operating income (a)	3,626	3,016	5,274	11,735	13,768
Depreciation and amortization (b)	3,945	3,916	4,084	16,087	15,202
Total assets	182,924	185,739	239,530	182,924	239,530
Capital expenditures	4,171	1,670	3,156	9,368	6,870

Corporate
Net sales	$(7,837)	$(7,112)	$(7,879)	$(30,859)	$(32,990)
Operating income (loss) (a)	(2,765)	(2,034)	(16,978)	(13,137)	(26,815)
Depreciation and amortization (b)	987	971	1,011	3,861	3,837
Total assets	170,608	168,189	112,455	170,608	112,455
Capital expenditures	1,195	572	293	2,208	911

Total
Net sales	$224,940	$217,065	$248,626	$894,881	$880,428
Operating income (a)	39,967	41,593	32,124	164,039	134,497
Depreciation and amortization (b)	12,602	12,741	12,861	50,981	49,163
Total assets	839,860	842,118	869,851	839,860	869,851
Capital expenditures	38,734	21,743	16,175	84,940	57,307

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, goodwill impairment, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Year Ended
ADJUSTED EBITDA	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income	$23,350	$25,845	$14,097	$84,863	$124,268
Income tax expense (benefit)	13,935	13,052	15,041	21,061	(8,233)
Interest expense	462	1,210	1,635	5,888	8,190
Amortization of debt costs	155	155	155	620	663
Early extinguishment of debt	-	-	-	-	3,649
Depreciation, depletion and amortization	12,601	12,743	13,659	52,157	51,996
EBITDA	50,503	53,005	44,587	164,589	180,533
Asset impairments	465	92	13,007	53,693	13,007
Restructuring	1,834	1,137	85	2,971	531
Non cash charges	803	61	424	1,645	1,335
Adjusted EBITDA	$53,605	$54,295	$58,103	$222,898	$195,406

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, goodwill impairment, restructuring charges incurred since the inception of the current credit facility, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.). Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Executive Vice President
and Chief Financial Officer
or
Eric Whaley, 901-320-8509
Investor Relations
Website: www.bkitech.com